Exhibit 99.1

N E W S  R E L E A S E

Contact:

Phillip C. Bowman, CEO

Kevin P. Huffman, President, COO

Telephone:  (301) 352-3120

Website:  www.twsb.com

WSB Holdings, Inc. Announces Third Quarter Results and Dividend

BOWIE, MD – October 21, 2008 - WSB Holdings, Inc. (Nasdaq: “WSB”), the parent company of Washington Savings Bank, F.S.B., (the “Bank”) today announced results of operations for both its third quarter and the nine month period ending September 30, 2008.  WSB Holdings became the holding company of the Bank as of January 3, 2008.  WSB will report financial results on a calendar year basis (unlike the Bank’s previous fiscal year).  Accordingly, results of operations and other financial data for periods prior to January 1, 2008 are for the Bank.

WSB reports net loss of $1.1 million or $(0.14) per basic and diluted share for the three months ended September 30, 2008, a 378% decrease in net earnings compared to net income of $386,000 or $0.05 per basic and diluted share for the comparable period of the prior year.  WSB reports a net loss of $92,000, or $(0.01) per basic and diluted share for the period ending September 30, 2008, representing a 105% decrease in net earnings of $1.8 million or $0.24 per basic share and $0.22 per diluted share for the comparable period of the prior year.

WSB also announced a four-cent per share cash dividend to be paid November 10, 2008 to stockholders of record as of October 31, 2008.

The quarterly decline in earnings is the result of the Bank allocating an additional $2,100,000 to its Allowance for Loan Losses during the quarter.  As can be seen from the daily reports in the financial news, there is continued deterioration in the overall economy and more particularly in residential real estate. The effect of this deterioration has increased the number of the Bank’s nonperforming and delinquent loans, as well as the number of loans the Bank expects will become delinquent and nonperforming going forward, necessitating an increase in the allowance.  “While the Bank has not been negatively impacted directly by the sub-prime lending and investment activities as like many other financial institutions, the Bank is being impacted by declining real estate values and the negative impacts the general economy is having on some customers,” said Phillip C. Bowman, Chief Executive Officer.  “With our continued focus on safety and soundness, and the Bank’s capital level of 19% of risk-weighted assets, well in excess of regulatory standards of “well capitalized,” we remain confident in our ability to manage through this difficult economic environment.  With these steps, WSB believes it will return to profitability in the fourth quarter and thus be profitable for the year.”

Although the economic climate has changed significantly, the Bank continues to seek new customers and has been able to grow its loan portfolio.  “Through enhanced underwriting standards and strong credit review systems, the Bank continues to be successful in identifying lending opportunities and continues to put this money to work in our communities,” said Mr. Bowman. The Bank continues to remind customers that deposits are protected by FDIC insurance.  Not one penny of insured savings has ever been lost by a customer of a federally insured bank.  Even better, the FDIC has temporarily raised its coverage amounts from $100,000 to $250,000 per depositor through December 31, 2009.

About The Washington Savings Bank, F.S.B.

The Washington Savings Bank, F.S.B., now celebrating its 27th year, is a $450 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.

Headquartered in the Baltimore-Washington corridor, WSB serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners.  The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George, and Charles counties.  Remote deposit capture services for our commercial customers now allow us a commercially viable means to serve the depository needs of businesses beyond our branch network.

For more information, visit http://www.twsb.com or call 301-352-3120.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended September 30,
	2008	2007	% Change
Interest Income	$6,691,000	$7,068,000	(5)%
Interest Expense	$3,809,000	$3,883,000	(2)%
Net Interest Income	$2,882,000	$3,185,000	(10)%
Non-Interest Income	$712,000	$605,000	18%
Non-Interest Expenses	$3,189,000	$3,253,000	(2)%
Provision for Loan Losses	$2,100,000	$0	100%
Net (Loss) Income	$(1,074,000)	$386,000	(378)%
Basic (Loss) Income Per Share	$(0.14)	$0.05	(380)%
Diluted (Loss) Income Per Share	$(0.14)	$0.05	(380)%
Dividends Declared Per Share	$0.04	$0.04	0%
Average Shares Outstanding	7,580,215	7,588,135	(0)%
Average Diluted Shares Outstanding	7,580,215	8,081,382	(6)%

	Nine Months Ended September 30,
	2008	2007	% Change
Interest Income	$20,633,000	$20,881,000	(1)%
Interest Expense	$11,766,000	$11,163,000	5%
Net Interest Income	$8,867,000	$9,718,000	(9)%
Non-Interest Income	$2,323,000	$2,112,000	10%
Non-Interest Expenses	$9,410,000	$9,201,000	2%
Provision for Loan Losses	$2,100,000	$0	100%
Net (Loss) Income	$(92,000)	$1,796,000	(105)%
Basic (Loss) Income Per Share	$(0.01)	$0.24	(104)%
Diluted (Loss) Income Per Share	$(0.01)	$0.22	(105)%
Dividends Declared Per Share	$0.12	$0.08	50%
Average Shares Outstanding	7,592,366	7,565,063	0%
Average Diluted Shares Outstanding	7,592,366	8,107,321	(6)%

		As of September 30,
	2008	2007	% Change
Total Assets	$458,880,000	$438,809,000	5%
Non-Accrual Loans	$11,708,581	$6,530,127	79%
Accruing Loans More than 4 Months Past Due	$76,780	$0	100%
Non-Performing Loans	$11,785,361	$6,530,127	80%
Non-Performing Assets	$16,795,249	$11,540,015	46%
Total Loans Held-For-Investment	$233,709,000	$206,591,000	13%
Deposits and Borrowings	$398,111,000	$373,071,000	7%
Total Stockholders’ Equity	$58,117,000	$63,090,000	(8)%
Book Value Per Share	$7.72	$8.31	(7)%
Return on Average Assets	(0.03)%	0.55%	(105)%
Return on Average Equity	(0.20)%	3.83%	(105)%

As of September 30,	Washington Savings Bank, F.S.B.		To be Considered Well Capitalized Under Prompt Corrective Action		Excess over Levels to be Considered Well Capitalized Under Prompt Corrective Action
2008:	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier 1 capital (to risk weighted assets)	$51,893,735	17.81%	$17,479,240	6.00%	$34,414,495	11.81%
Total capital (to risk weighted assets)	54,642,801	18.76%	29,132,067	10.00%	25,510,734	8.76%
Core capital (leverage) (to tangible assets)	51,893,735	11.40%	22,766,469	5.00%	29,127,266	6.40%

Forward-Looking Statements

This release contains forward-looking statements, in particular with respect to profitability in the fourth quarter and for the year 2008, within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions, and can generally be identified by the use of forward-looking terminology such as “believes”, “will” and similar terminology. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by forward-looking statements made in this release. Potential risks and uncertainties include, but are not limited to, further deterioration in the housing market or in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows, loan demand and real estate values, as well as other risks and uncertainties, as described by the Bank in its Annual Report on Form 10-K for the year ended July 31, 2007 and in such other reports filed with the Office of Thrift Supervision, which are available on the Bank’s website at www.twsb.com.  WSB will not update forward-looking statements to reflect events or developments after a forward-looking statement was made.